Prospect Capital Announces Record 50% Year-Over-Year Increase in Net Investment Income per Share to 54 Cents per Share for Third Fiscal Quarter Ended March 31, 2008

NEW YORK, NY -- 05/12/2008 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Company" or "Prospect") today announced financial results for its third fiscal quarter ended March 31, 2008.

Our net investment income was approximately $12.9 million, or 54 cents per weighted average shares for the quarter, an increase of approximately 84% and 50% from the prior year-over-year quarter on a dollars and per share basis, respectively.

We estimate that our net investment income for the current fourth fiscal quarter ended June 30, 2008, will be $0.43 to $0.51 per share. We expect to announce our fourth fiscal quarter dividend in June.

OPERATING RESULTS

HIGHLIGHTS

Equity Values:
  Stockholders' equity as of March 31, 2008: $371.72 million
  Net asset value per share as of March 31, 2008: $14.15

Third Fiscal Quarter Portfolio Activity:
  Number of new portfolio companies invested: 2
  Number of portfolio companies at end of period: 31

Third Fiscal Quarter Operating Results:
  Net investment income: $12.92 million
  Net investment income per share: $0.54
  Net realized gain: $0.21 million
  Net unrealized depreciation: ($14.39) million
  Net decrease in net assets resulting from operations: ($1.26) million
  Dividends to shareholders per share: $0.40

      * See Supplemental Financial Information below

PORTFOLIO AND INVESTMENT ACTIVITY

On March 31, 2008, the fair value of our portfolio of 31 long-term investments was approximately $429.2 million.

As of March 31, 2008, our portfolio generated a current yield of approximately 16.8% across all our long-term debt and equity investments. This current yield includes interest from all our long-term investments as well as dividends and net profits interest and royalties from certain portfolio companies.

During the quarter ended March 31, 2008, we completed two new investments and follow-on investments in existing portfolio companies, totaling approximately $31.8 million.

On February 11, 2008, the Company made a $5.1 million senior secured loan to North Fork Collieries LLC ("North Fork"), a Kentucky-based mining and coal production company. The Company also has a controlling equity interest in North Fork.

On March 5, 2008, the Company made an additional secured debt investment of $6.5 million in Unitek Acquisition, Inc. ("Unitek"), a leading provider of outsourced technical services based in Blue Bell, Pennsylvania. Prospect now has extended in the aggregate $11.5 million of debt capital to Unitek.

On March 14, 2008, the Company provided debt financing of $14.5 million to support the acquisition of American Gilsonite Company ("AGC") by a private equity firm based in New York. AGC is a specialty mineral company with operations based in Bonanza, Utah. The Company made an additional $1.0 million investment in the equity of AGC.

For the three months ended March 31, 2008, the Company monetized positions in three portfolio companies.

On February 20, 2008, Ken-Tex Energy Corp. ("Ken-Tex"), repaid the $10.8 million of debt that it owed the Company. As part of the transaction, the Company also sold back its net profit interest ("NPI") and overriding royalty interest ("ORRI") in Ken-Tex. In addition to the debt repayment, this transaction generated $3.3 million in the form of a prepayment penalty and the sale of the NPI and ORRI.

On March 5, 2008, the Company monetized its ownership of common shares of Evolution Petroleum Corp. at a gain of $0.49 million.

On March 31, 2008, TLOGH, L.P. repaid in full the $15.5 million of debt that it owed to the Company.

As of today, we now have 32 portfolio companies aggregating approximately $492 million of assets, calculated as our March 31 investment portfolio plus additional investments net of repayments. In the current quarter, the Company so far has made investments in two new portfolio companies, as well as monetized an interest in an existing portfolio company.

On April 3, 2008, the Company provided $39.8 million of first and second lien debt and equity for the recapitalization of Ajax Rolled Ring & Machine ("Ajax"), a custom forger of seamless rolled steel rings located in York, South Carolina.

On April 30, 2008, we provided debt financing of $20.0 million to support the acquisition by Peerless Mfg Co. ("Peerless"), headquartered in Dallas, Texas, of Nitram Energy Inc. ("Nitram"). Peerless is a leading designer, manufacturer, and marketer of industrial environmental separation and filtration systems while Nitram focuses on separation, heat transfer, pulsation dampening, and industrial silencing products.

On April 30, 2008, we fully exited our investment in Arctic Acquisition Corp., dba Cougar Pressure Control ("Cougar") through the sale of our equity interest in Cougar for approximately $3.4 million.

In late December 2007, the Company's largest 100% controlled investment, Gas Solutions Holdings Inc ("Gas Solutions"), a midstream gathering and processing business in East Texas, engaged RBC Capital Markets Corporation as a financial advisor to explore strategic alternatives, including a potential sale. This monetization process is ongoing, and extensive discussions are occurring with multiple interested parties. Management seeks entering into a definitive purchase agreement before the conclusion of the Company's fourth fiscal quarter, but can make no assurances as to the likelihood or timing of any agreement. In late March 2008, Royal Bank of Canada provided a $38 million term loan to Gas Solutions II Ltd, a wholly owned subsidiary of Gas Solutions, the proceeds of which were used to refinance all of Citibank's approximately $8 million of outstanding senior secured debt as well as to make a $30 million cash distribution to Gas Solutions. The Company has non-recourse access to this cash at Gas Solutions, in addition to the Company's other assets and undrawn revolving credit facility. In early May 2008, Gas Solutions II Ltd purchased a series of propane puts at $0.10 out of the money and at prices of $1.53 per gallon and $1.394 per gallon covering the periods May 1, 2008, through April 30, 2009, and May 1, 2009, through April 30, 2010, respectively. These hedges have been executed at close to the highest market propane prices ever achieved on an historical basis. Such hedges preserve the upside of Gas Solutions II Ltd to benefit from potential future increases in commodity prices. Gas Solutions is generating approximately $24.3 million of unadjusted plant operating income based on annualizing the performance of the six months ending March 31, 2008, which is an increase of 74% from the previous year. For calendar year 2008, Gas Solutions estimates based on current commodity prices and annualized run rates that it would achieve more than $30 million of unadjusted plant operating income.

LIQUIDITY AND FINANCIAL RESULTS

Our net investment income for the quarter ended March 31, 2008, was approximately $12.9 million. At March 31, 2008, our net asset value per share was $14.15, a reduction from December 31 based primarily on reversing some of the previous unrealized appreciation for an investment.

On March 28, 2008, we priced a registered direct offering of 1.3 million shares of common stock at $15.22 per share, raising approximately $19.8 million in gross proceeds. On March 31, 2008, we completed a public offering of 1.15 million shares of common stock at $15.45 per share, raising approximately $17.8 million in gross proceeds.

At March 31, 2008, borrowings under our credit facility stood at approximately $91 million. Currently, the Company has approximately $138 million drawn under its credit facility, with $62 million undrawn. In addition to its corporate cash, the Company has non-recourse access to an additional $30 million of cash at Gas Solutions.

In mid-April 2008, the Company entered into an engagement letter with a lender that has agreed, on a best-efforts basis, to lead a syndication group in an increase to the Company's revolving credit facility from $200 million to approximately $400 million. Such facility is anticipated to have pricing similar to the Company's existing facility. The engagement letter is not a final commitment and the closing of the facility is subject to the lender's final internal approval and other conditions customary for a transaction of this type.

CONFERENCE CALL

The Company will host a conference call on Tuesday, May 13, 2008, at 11:00 a.m. Eastern Time. The conference call dial-in number will be 800-860-2442. A recording of the conference call will be available for approximately 5 days. To hear a replay, call 877-344-7529 and use passcode 419425.

                                                     As of        As of
                                                   March 31,     June 30,
CONSOLIDATED STATEMENTS OF NET ASSETS (in            2008         2007
 thousands)                                       (unaudited)   (audited)

Assets
Cash and cash equivalents                         $    43,819  $    41,760
Investments in controlled entities at fair value
 (cost - $147,142 and $124,664, respectively)         141,631      139,292
Investments in affiliated entities at fair value
 (cost - $5,582 and $14,821, respectively)              5,582       14,625
Investments in non-controlled and non-affiliated
 entities, at fair value (cost - $283,833 and
 $186,712, respectively)                              281,943      174,305
Interest receivable                                     4,039        2,139
Dividends receivable                                       45          263
Loan principal receivable                                 107            -
Structuring fees receivable                                 -        1,625
Investments sold                                          506            -
Other receivables                                         419          271
Prepaid expenses                                          298          471
Deferred financing fees                                 1,618        1,751
Total assets                                          480,007      376,502

Liabilities

Credit facility payable                                90,667            -
Payable for investments purchased                           -       70,000
Accrued expenses                                        1,227        1,312
Dividends Payable                                       8,958            -
Due to Prospect Administration, LLC                       931          330
Due to Prospect Capital Management, LLC                 5,562        4,508
Other current liabilities                                 944          304
Total liabilities                                     108,289       76,454

Net Assets                                        $   371,718  $   300,048

Components of Net Assets

Common stock, par value $.001 per share,
 (100,000,000 and 100,000,000 common shares
 authorized, respectively; 26,270,379 and
 19,949,065 issued and outstanding, respectively) $        26  $        20
Paid-in capital in excess of par                      395,571      299,845
Distributions in excess of net investment income         (315)      (4,092)
Accumulated realized gains (losses) on
 investments                                          (16,163)       2,250
Unrealized appreciation (depreciation) on
 investments                                           (7,401)       2,025

Net Assets                                        $   371,718  $   300,048

Net Asset Value Per Share                         $     14.15  $     15.04

                                                 Three months  Three months
                                                    Ended         Ended
                                                   March 31,     March 31,
CONSOLIDATED STATEMENTS OF OPERATIONS                2008          2007
 (in thousands)                                   (unaudited)   (audited)
Investment Income
Interest income, controlled entities (net of
 foreign tax withholding of $35 and $67,
 respectively)                                    $     4,556  $     3,845
Interest income, affiliated entities (net of
 foreign tax withholding of $0 and $35,
 respectively)                                            290          800
Interest income, non controlled and
 non-affiliated entities                               10,044        4,025
  Total interest income                                14,890        8,670
Dividend income, controlled entities                    3,300          850
Dividend income, money market funds                       123        1,245
  Total dividend income                                 3,423        2,095
Other income, controlled entities                         200            8
Other income, non-controlled and non-affiliated
 entities                                               3,487        1,296
  Total other income                                    3,687        1,304
Total investment income                                22,000       12,069

Operating Expenses
Investment advisory fees
  Base management fee                                   2,388        1,531
  Income incentive fee                                  3,230        1,754
  Total investment advisory fees                        5,618        3,285

Interest expense and credit facility costs              1,863          353
Chief Compliance Officer and Sub-administration
 fees                                                     228          164
Legal fees                                                449          593
Valuation services                                        198           92
Audit and tax related fees                                 45           43
Insurance expense                                          64           72
Directors fees                                             55           55
Other professional fees                                    18            4
Other general and administrative expenses                 543          393
Total operating expenses                                9,081        5,054

Net investment income                                  12,919        7,015

Net realized gain (loss) on investments                   208           (1)
Net unrealized appreciation (depreciation)            (14,386)      (2,038)

Net (decrease) increase in net assets resulting
 from operations                                  ($    1,259) $     4,976

Net (decrease) increase in net assets per
 weighted average shares of common stock
 resulting from operations                        ($     0.05) $      0.26

                                                 Three months  Three months
                                                    Ended         Ended
                                                   March 31,     March 31,
PER SHARE DATA                                       2008          2007
Net asset value, beginning of period              $     14.58  $     15.24
Costs related to the secondary public offering          (0.03)        0.01
Net investment income                                    0.54         0.36
Realized gain/(loss)                                     0.01            -
Net unrealized appreciation (depreciation)              (0.60)       (0.10)
Net increase in net assets as a result of
 secondary public offering                               0.05         0.06
Dividend declared and paid                              (0.40)       (0.39)

Net asset value at end of period                  $     14.15  $     15.18

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have an adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702